Exhibit 10.5

Gerhard Pleuhs

PERSONAL AND CONFIDENTIAL	August 23, 2016

Dear Gerd,
Following our conversations regarding your retirement from the German Mondelez subsidiary and the continuation of your employment with Mondelēz International as a U.S. employee, this letter is to clarify and confirm the terms of your localization in the United States with Mondelēz Global LLC in Deerfield, Illinois, USA as EVP Legal, Corporate & Government Affairs and General Counsel, reporting to Irene Rosenfeld. Your localization is subject to your acceptance of the terms and conditions outlined in this letter. Your position will continue to be at a Band C.
The effective date of your transfer to US employment will be on or about September 1, 2016. As of this date, your existing terms and conditions of employment with Mondelēz DE Service Company will cease. Instead, you will become a regular retiree of this company with all rights granted to retirees of this company. At the same time, you will become a local US employee, compensated within the US salary structure and eligible for US benefits and incentive programs. In principle and in particular for vesting purposes of various benefit and/or incentive programs, your date of entry will continue to be April 1st, 1985. This will, however, not apply to the benefits as agreed in the Section headed “Benefits” below, for which the date of this agreement will be the relevant date.
Listed below are details of your current compensation – which will continue unchanged following your localization and future increases, including stock eligibility, will be reviewed and determined in line with U.S. compensation ranges and practices.
As before, you will continue to be eligible to participate in the Management Incentive Plan, as well as in the Long Term Incentive Plan.
Compensation

Annual Base Salary	USD 695,000
Target Incentive Compensation (80%)	USD 556,000
Total Target Cash Compensation	USD 1,251,000

Tax Services
You will continue to be responsible for payment of actual US federal and state taxes and Social Security, as required by law. You will continue to be provided with tax preparation assistance through the Company tax provider to the same extent as currently provided, and as stated in the 1st and 2nd Addenda to your LoU dated July 24, 2012.

Gerhard Pleuhs	Page 1 of 3

Benefits
As a local US employee, you will be eligible to participate in the benefits programs available to US employees made available and applicable to other Mondelez Executives in your Job Band. You will be eligible for retiree medical benefits upon your future separation from Mondelez Global LLC in the same manner that exists for US retirees at the time of your separation. Details of the US benefit plans will be provided separately.
With the transfer from active employment into retirement under your German employment, you will be eligible to benefits as granted by the Company to German retirees. You will also be eligible for the benefits resulting from the German deferral (“Zusatzversorgung 2005”), including its Annex for plan participants who work for the Company in the US; the current Health Insurance provided through AXA by the company will not be terminated and not cease prior to October 1st, 2016.
You will continue to follow the US PTO accrual policy based on your total length of service with Mondelēz (currently 35 days per year); accrued vacation days as of the time you have been subject to the U.S. PTO rules (LoU July 24, 2012) will transfer to this employment agreement.
Employment Status
You will be a US employee of Mondelēz Global LLC and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Mondelēz is free to terminate the employment relationship at any time, for any reason. If your employment voluntarily or involuntarily terminates for reasons other than cause, you will receive retirement treatment for your outstanding stock options as of the date of your separation. In regard to other equity incentive vehicles (e.g., deferred stock units, PSUs), upon your voluntary or involuntary separation without cause, your outstanding awards will be treated similarly to other executives in your job band.
Should your employment terminate involuntarily due to circumstances that would make you eligible for severance pay under the Mondelēz US Salaried Exempt Severance Pay Plan; we will use your original date of entry (i.e. April 1st, 1985) to calculate your severance payment.
We will resolve any disputes relating to this letter by arbitration governed by the Employment Arbitration Rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The arbitration proceedings will take place in Deerfield and the sole arbitrator will apply the law applicable to contracts made and fully performed in Illinois. The prevailing party will be awarded its attorneys’ fees and arbitration expenses. Both parties waive, and the arbitrator will have no authority to award punitive damages. Any court having jurisdiction may enter judgment on the award made by the arbitrator.

Gerhard Pleuhs	Page 2 of 3

Any potential future assignments back in your home or other country and the associated compensation packages (expatriate vs. local) will be evaluated on a case-by-case basis.
We trust this provides clarification on your US localization.

/s/ Dave Pendleton	August 23, 2016
Dave Pendleton	Date
SVP, Total Rewards and HR Solutions

I agree to the terms and conditions as outlined in the above Letter of Understanding.

/s/ Gerhard Pleuhs	August 28, 2016
Gerhard Pleuhs	Date

Gerhard Pleuhs	Page 3 of 3